Exhibit 99.1

News Release

Media Contact:Ron RogersInvestor Contact:Scott Gleason

(801) 584-3065(801) 584-1143

rrogers@myriad.comsgleason@myriad.com

Myriad Announces Board of Directors Leadership Transition

S. Louise Phanstiel Appointed Chair of the Board of Directors;

John T. Henderson, M.D., to Remain on the Board

SALT LAKE CITY, March 23, 2020 – Myriad Genetics, Inc. (NASDAQ: MYGN), a global leader in molecular diagnostics and precision medicine, announced today that S. Louise Phanstiel has been appointed as chair of the Board of Directors. John T. Henderson, M.D., will remain on the Board of Directors.

“I would like to thank John for his numerous contributions to Myriad as chair of the board. Under his tenure, Myriad has undergone dramatic diversification and growth,” said S. Louise Phanstiel, chair of the Board of Directors at Myriad Genetics. “I look forward to working with the board and management team at Myriad Genetics to ensure we maintain our global leadership in precision medicine.”

“This change in the leadership of the board is a reflection of the changing environment in which Myriad Genetics operates. While the company remains focused on providing critical health care information for the patient, there also is a need to ensure optimization of the processes which ensure efficient delivery of results, while managing business operations effectively. I have every confidence that the business experience that Louise brings to her new role will enable Myriad Genetics to meet these demands,” said Dr. Henderson.

Ms. Phanstiel has served as a director of Myriad Genetics since September 2009, as chair of the Audit Committee since November 2009 and as a member of the Nominating and Governance committee. Her life science experience includes having previously served on the boards of Verastem, Inc. and Inveresk Research Group, Inc.

Ms. Phanstiel’s work experience in managed care includes several positions at Anthem, Inc.  formerly WellPoint, Inc., including president, specialty products, chief of staff to the chairman and CEO and chief accounting officer. Prior to WellPoint, Inc. she was partner at PricewaterhouseCoopers LLP, formerly Coopers and Lybrand LLP.

Ms. Phanstiel currently serves on the Board of Trustees of Syracuse University and Southampton Hospital Association.

About Myriad Genetics

Myriad Genetics Inc., is a leading precision medicine company dedicated to being a trusted advisor transforming patient lives worldwide with pioneering molecular diagnostics.  Myriad discovers and commercializes molecular diagnostic tests that: determine the risk of developing disease, accurately diagnose disease, assess the risk of disease progression, and guide treatment decisions across six major medical specialties where molecular diagnostics can significantly improve patient care and lower healthcare costs.  Myriad is focused on three strategic imperatives:  transitioning and expanding its hereditary cancer testing markets, diversifying its product portfolio through the introduction of new products and increasing the revenue contribution from international markets.  For more information on how Myriad is making a difference, please visit the Company's website: www.myriad.com.

Myriad, the Myriad logo, BART, BRACAnalysis, Colaris, Colaris AP, myPath, myRisk, Myriad myRisk, myRisk Hereditary Cancer, myChoice, myPlan, BRACAnalysis CDx, Tumor BRACAnalysis CDx, myChoice CDx, EndoPredict, Vectra, GeneSight, riskScore, Prolaris, ForeSight and Prequel are trademarks or registered trademarks of Myriad Genetics, Inc. or its wholly owned subsidiaries in the United States and foreign countries. MYGN-F, MYGN-G.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to relating to maintaining the Company’s global leadership in precision medicine; and the Company's strategic directives under the caption "About Myriad Genetics."  These "forward-looking statements" are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements.  These risks and uncertainties include, but are not limited to: the risk that sales and profit margins of our molecular diagnostic tests and pharmaceutical and clinical services may decline; risks related to our ability to transition from our existing product portfolio to our new tests, including unexpected costs and delays; risks related to decisions or changes in governmental or private insurers’ reimbursement levels for our tests or our ability to obtain reimbursement for our new tests at comparable levels to our existing tests; risks related to increased competition and the development of new competing tests and services; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic tests and pharmaceutical and clinical services in a timely manner, or at all; the risk that we may not successfully develop new markets for our molecular diagnostic tests and pharmaceutical and clinical services, including our ability to successfully generate revenue outside the United States; the risk that licenses to the technology underlying our molecular diagnostic tests and pharmaceutical and clinical services and any future tests and services are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with operating our laboratory testing facilities and our healthcare clinic; risks related to public concern over genetic testing in general or our tests in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of the healthcare system or healthcare payment systems; risks related to our ability to obtain new corporate collaborations or licenses and acquire new technologies or businesses on satisfactory terms, if at all; risks related to our ability to successfully integrate and derive benefits from any technologies or businesses that we license or acquire; risks related to our projections about our business, results of operations and financial condition; risks related to the potential market opportunity for our products and services; the risk that we or our licensors may be unable to protect or that third parties will infringe the proprietary technologies underlying our tests; the risk of patent-infringement claims or challenges to the validity of our patents or other intellectual property; risks related to changes in intellectual property laws covering our molecular diagnostic tests and pharmaceutical and clinical services and patents or enforcement in the United States and foreign countries, such as the Supreme Court decision in the lawsuit brought against us by the Association for Molecular Pathology et al; risks of new, changing and competitive technologies and regulations in the United States and internationally; the risk that we may be unable to comply with financial operating covenants under our credit or lending agreements;  the risk that we will be unable to pay, when due, amounts due under our credit or lending agreements; and other factors discussed under the heading "Risk Factors" contained in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2019, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.  All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

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